Exhibit 99.1

PRESS RELEASE	Nephros, Inc. 41 Grand Ave River Edge, NJ 07661 T: 201. 343. 5202 F: 201. 343. 5207 www.nephros.com

Nephros Announces Completion of Rights Offering

RIVER EDGE, NJ, March 24, 2014 /PR Newswire-FirstCall/ -- Nephros, Inc. (OTCQB:NEPH), a commercial stage medical device company that develops and sells high performance liquid purification ultrafilters and an on-line mid-dilution hemodiafiltration system for the treatment of chronic renal failure patients, announced today the successful completion of its rights offering.

Nephros received gross proceeds of $2.14 million from the rights offering. A portion of the proceeds was used for the repayment of the $1.5 million note issued to Lambda Investors LLC, Nephros’ largest shareholder, in November 2013 in connection with its loan to Nephros, plus $61,000 of accrued interest thereon. Nephros issued a total of 7,140,822 shares of common stock to the holders of subscription rights who validly exercised their subscription rights, which represents 77% of the total shares offered in the rights offering.

“Nephros is pleased to have closed the shareholders rights offering,” said John C. Houghton, President, Chief Executive Officer and Acting Chief Financial Officer. He added that “The net proceeds from these transactions will provide Nephros with funds to pursue the further commercialization of our high performance liquid purification filters and our on-line mid-dilution hemodiafiltration system”.

Pursuant to the rights offering, Lambda Investors LLC has the right, but not the obligation, to purchase up to 2,025,845 shares of common stock of the company, representing the unsubscribed shares in the rights offering, before the close of business on March 31, 2014.

About Nephros, Inc.

Nephros is a commercial stage medical device company that develops and sells high performance liquid purification filters. Our filters, which we call ultrafilters, are primarily used in dialysis centers for the removal of biological contaminants from water, bicarbonate concentrate and/or blood.

We were founded in 1997 by healthcare professionals affiliated with Columbia University Medical Center/New York-Presbyterian Hospital to develop and commercialize an alternative method to hemodialysis (HD). We have extended our filtration technologies to meet the demand for liquid purification in other areas, in particular water purification.

Presently, we offer ultrafilters for sale to customers in four markets:

•	Dialysis Centers - Water/Bicarbonate: Filtration of water or bicarbonate concentrate used in hemodialysis devices

•	Dialysis Centers - Blood: Clearance of toxins from blood using an alternative method to HD in patients with chronic renal failure

•	Military and Outdoor Recreation: Highly compact, individual water purification devices used by soldiers to produce drinking water in the field

•	Hospitals and Other Commercial Facilities: Filtration of water for drinking and washing

For more information about Nephros, please visit the company’s website at www.nephros.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements”. Such statements include statements regarding the efficacy and intended use of our technologies under development, the timelines for bringing such products to market and the availability of funding sources for continued development of such products and other statements that are not historical facts, including statements which may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward-looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond our control. Actual results may differ materially from the expectations contained in the forward looking statements. Factors that may cause such differences include, but are not limited to, the risks that:

•	we may not be able to continue as a going concern;

•	the voluntary recalls of point of use and DSU in-line ultrafilters used in hospital water treatment applications announced on October 30, 2013 and the related circumstances could subject us to claims or proceedings by consumers, the FDA or other regulatory authorities which may adversely impact our sales and revenues;

•	we face significant challenges in obtaining market acceptance of our products, which could adversely affect our potential sales and revenues;

•	there are product-related deaths or serious injuries or product malfunctions, which could trigger recalls, class action lawsuits and other events that could cause us to incur expenses and may also limit our ability to generate revenues from such products;

•	we face potential liability associated with the production, marketing and sale of our products, and/or the expense of defending against claims of product liability, could materially deplete our assets and generate negative publicity which could impair our reputation;

•	to the extent our products or marketing materials are found to violate any provisions of the FDC Act or any other statutes or regulations then we could be subject to enforcement actions by the FDA or other governmental agencies;

•	we may not be able to obtain funding if and when needed or on terms favorable to us in order to continue operations;

•	we may not have sufficient capital to successfully implement our business plan;

•	we may not be able to effectively market our products;

•	we may not be able to sell our water filtration products or chronic renal failure therapy products at competitive prices or profitably;

•	we may encounter problems with our suppliers, manufacturers and distributors;

•	we may encounter unanticipated internal control deficiencies or weaknesses or ineffective disclosure controls and procedures;

•	we may not obtain appropriate or necessary regulatory approvals to achieve our business plan;

•	products that appeared promising to us in research or clinical trials may not demonstrate anticipated efficacy, safety or cost savings in subsequent pre-clinical or clinical trials;

•	we may not be able to secure or enforce adequate legal protection, including patent protection, for our products; and

•	we may not be able to achieve sales growth in key geographic markets.

More detailed information about the company and the risk factors that may affect the realization of forward-looking statements, including the forward-looking statements in this press release, is set forth in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and our other periodic reports filed with the SEC. We urge you to read those documents free of charge at the SEC’s web site at www.sec.gov. We do not undertake to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise, except as required by law.